EXHIBIT 21.1

                              JUNIPER GROUP, INC.

                                  SUBSIDIARIES


All of the Company's subsidiaries are wholly-owned.

Juniper Group, Inc. Subsidiaries                                Incorporated In

Juniper Entertainment, Inc. ..................................   New York
Juniper Medical Systems, Inc. ................................   New York
Juniper Group, Inc. ..........................................   Nevada

Juniper Entertainment, Inc. Subsidiary                          Incorporated In

Juniper Pictures, Inc. .......................................   New York

Juniper Medical Systems, Inc. Subsidiaries                      Incorporated In

PartnerCare, Inc. ............................................   New York
Juniper Healthcare Containment Systems, Inc. .................   New York